EXHIBIT 11

                        CFM TECHNOLOGIES, INC.

                      EARNINGS PER COMMON SHARE

                                             FISCAL YEAR ENDED
                                                January 31,
                                          ----------------------
                                             1997          1996
                                          --------     ---------
                                          (Amounts in thousands,
                                       except per share - unaudited)

Net income                                $  1,374     $     726
                                          --------     ---------

Average number of common shares
   outstanding                               6,053         3,780

Adjustment for assumed conversion
   of stock options                            363           168
Adjustment for cheap stock
   (treasury Method)                             -            46

                                          --------     ---------
Average number of common shares              6,416         3,994
                                          ========     =========

Earnings per common share                 $   0.21     $    0.18
                                          ========     =========

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